ELEVATE CREDIT ANNOUNCES FIRST QUARTER 2017 RESULTS

$1.7 Million in Net Income for the first quarter of 2017

and $24.9 Million in Quarterly Adjusted EBITDA1

FORT WORTH, TX – May 8, 2017 – Elevate Credit, Inc. (NYSE: ELVT) (“Elevate” or the “Company”), a leading tech-enabled provider of innovative and responsible online credit solutions for non-prime consumers, today announced results for the first quarter ended March 31, 2017.

“We are pleased with our first quarter performance, which saw the Company generate net income and strong quarterly Adjusted EBITDA,” said Ken Rees, Chief Executive Officer of Elevate. “We believe these results highlight Elevate’s unique growth opportunity in serving non-prime consumers with more responsible online credit products. Elevate has generated nearly 100% compound annual revenue growth rates since 2013, and we are particularly proud that between 2013 and 2016 we have simultaneously reduced the average customer APR by over 40% while expanding margins. With our proven advanced analytics and IQ technology platform, we are well positioned to continue to grow our innovative products and help our customers improve their financial health; ultimately delivering on our promise of a ‘good today, better tomorrow’.”

First Quarter 2017 Financial Highlights

•	20% year-over-year revenue growth: Revenues totaled $156.4 million, a 19.6% increase from $130.7 million for the prior-year period.

•	Nearly 40% year-over-year growth in loans receivable: Combined loans receivable – principal, were $444.5 million, a 38.6% increase from $320.7 million for the prior-year period.

•	Stable credit quality: Loan loss provision was 52.9% of revenues and within our targeted range of 45%-55%. The ending combined loan loss reserve, as a percentage of combined loans receivable, was 15.7%, slightly lower than the 16.3% we reported for the prior-year period.

•	Record low customer acquisition costs: The total number of new customer loans for the first quarter of 2017 was approximately 53,000 with an average customer acquisition cost of $198, compared to approximately 41,000 customer loans and an average customer acquisition cost of $235 for the prior-year period.

•	Positive net income: Net income of $1.7 million, or $0.06 per pro forma diluted share, which was based on a 2.5 to 1 stock split and all preferred stock converting into common stock upon the IPO but it excludes the 14.3 million common shares issued in the IPO since this happened after quarter end.

•	Continued improvement in Adjusted EBITDA margin: Adjusted EBITDA was $24.9 million and the resulting Adjusted EBITDA margin was 15.9%.

[1]	Adjusted EBITDA, Adjusted EBITDA margin, combined loans receivable – principal, combined loan loss reserve and combined loans receivable are non-GAAP measures. These terms are defined elsewhere in this release. Please see the schedules appearing later in this release for reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.

Liquidity and Capital Resources

The Company completed its initial public offering in April 2017 by selling 14.3 million shares of its common stock for total net proceeds of approximately $81 million after deducting related offering expenses. The Company used these proceeds to pay off $15 million of convertible term notes and $45 million of sub-debt term notes, with the remainder used to pay off a substantial portion of its UK term notes and for general corporate purposes. The reduction in this debt will save the Company approximately $14 million in annual pre-tax interest expense. After the debt pay-offs discussed above, the Company’s debt-to-equity ratio is approximately 4 to 1.

As announced in early May, Elastic SPV, Ltd., which purchases loan participations in the Elastic line of credit product originated by Republic Bank & Trust Company (“Republic Bank”), increased its debt facility with Victory Park Capital from $150 million to $250 million. This is the first step in a two-step process to provide additional funding, diversified funding sources and further lower the cost of funds. The second step will involve adding another special purpose vehicle, or “SPV,” during the second quarter of 2017.

First Quarter 2017 Business Highlights

•	RISE Enters Mississippi. Elevate began offering additional responsible loan opportunities to non-prime consumers in Mississippi, adding a 15th state to those served by our RISE installment loan product. Mississippi is already served by the Elastic line of credit.

•	Lower Interest Rates. The Company improved interest rates for the newest RISE customers, lowering the top APR by 6600 basis points on the RISE installment loans.

•	Customers Make Progress. Elevate announced that more than 55,000 RISE customers experienced an appreciable increase to their credit scores, while more than 20,000 customers are now eligible for interest rates that are 50 percent lower than their original rate. Already, two-thirds of RISE customers are qualified for some form of discounted rate.

•	Great Place to Work. Elevate was named one of the Best Workplaces in Texas by consulting firm Great Place to Work® and Fortune, adding this recognition to its previous award as one of the country’s Best Medium Workplaces.

Financial Outlook

For the full year 2017, the Company expects total revenue of $680 million to $720 million, net income of $13 million to $19 million and Adjusted EBITDA of $95 million to $105 million.

Conference Call

The Company will host a conference call to discuss its first quarter 2017 financial results on Tuesday, May 9th at 7:30am Central Time / 8:30am Eastern Time. Interested parties may access the conference call live over the phone by dialing 1-877-407-0792 (domestic) or 1-201-689-8263 (international) and requesting the Elevate First Quarter 2017 Earnings Conference Call. Participants are asked to dial in a few minutes prior to the call to register for the event. The conference call will also be webcast live through Elevate’s website at http://www.elevate.com/investors.

An audio replay of the conference call will be available approximately three hours after the conference call until 11:59 pm ET on May 23, 2017, and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international), and providing the passcode 13660205, or by accessing Elevate’s website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative thereof or comparable terminology, and may include (without limitation) information regarding the Company’s expectations, goals or intentions regarding future performance. In addition, forward-looking statements in this press release include statements regarding: the Company’s expectations regarding fiscal year 2017 revenue, net income and Adjusted EBITDA; the Company’s belief that it is well positioned to continue to grow its products and help its customers improve their financial health; the Company’s targeted loan loss provision range of 45%--55%; the expectation that the reduction in debt from the use of the initial public offering proceeds will save the Company approximately $14 million in annual pre-tax interest expense; the intention to create an additional SPV during the second quarter of 2017 as another funding source for the Elastic line of credit product; and the expectation that this additional SPV for Elastic would provide additional funding, diversified funding sources and further lower the cost of funds. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks and uncertainties include, but are not limited to: the Company’s limited operating history in an evolving industry; new laws and regulations in the consumer lending industry in many jurisdictions that could restrict the consumer lending products and services the Company offers, impose additional compliance costs on the Company, render the Company’s current operations unprofitable or even prohibit the Company’s current operations; scrutiny by regulators and payment processors of certain online lenders’ access to the Automated Clearing House system to disburse and collect loan proceeds and repayments; a lack of sufficient debt financing at acceptable prices or disruptions in the credit markets; and other risks related to litigation, compliance and regulation. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of the Prospectus related to the Company’s initial public offering of common stock filed pursuant to Rule 424(b) under the Securities Act of 1933, and in the Company’s current and periodic reports filed from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

About Elevate

Elevate (NYSE: ELVT) has originated $4 billion in non-prime credit to more than 1.6 million non-prime consumers to date. Its responsible, tech-enabled online credit solutions provide immediate relief to customers today and help them build a brighter financial future. The Company is committed to rewarding borrowers’ good financial behavior with features like interest rates that can go down over time, free financial training and free credit monitoring. Elevate’s suite of groundbreaking credit products includes RISE, Elastic and Sunny. For more information, please visit http://www.elevate.com.

Investor Relations:

Solebury Communications

Sloan Bohlen, (817) 928-1646

investors@elevate.com

or

Media Inquiries:

Vested

Ishviene Arora, (917) 765-8720

elevate@fullyvested.com

Elevate Credit, Inc. and Subsidiaries

Condensed Consolidated Income Statements

(Unaudited)

	Three months ended March 31,
(dollars in thousands, except share and per share amounts)	2017	2016
Revenues	$156,367	$130,722
Cost of sales:
Provision for loan losses	82,793	59,089
Direct marketing costs	10,488	9,606
Other cost of sales	4,108	3,583

Gross profit	58,978	58,444

Operating expenses:
Compensation and benefits	20,528	16,100
Professional services	7,576	7,249
Selling and marketing	2,478	2,505
Occupancy and equipment	3,257	2,735
Depreciation and amortization	2,608	2,633
Other	915	706

Total operating expenses	37,362	31,928

Operating income	21,616	26,516
Other income (expense):
Net interest expense	(19,246)	(13,500)
Foreign currency transaction gain / (loss)	568	(1,358)
Non-operating expense	(133)	—

Total other expense	(18,811)	(14,858)

Income before taxes	2,805	11,658
Income tax expense	1,137	5,866

Net income	$1,668	$5,792

Basic earnings per share	$0.13	$0.45
Diluted earnings per share	$0.06	$0.20

Basic weighted average shares outstanding	13,138,951	12,797,458
Diluted weighted average shares outstanding	28,735,755	28,806,423

Pro forma basic earnings per share	$0.06	$0.22
Pro forma diluted earnings per share	$0.06	$0.20
Pro forma basic weighted average shares outstanding	27,237,476	26,895,983
Pro forma diluted weighted average shares outstanding	28,735,755	28,806,423

Elevate Credit, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands)	March 31, 2017	December 31, 2016
	(unaudited)	(audited)
ASSETS
Cash and cash equivalents *	$97,231	$53,574
Restricted cash	1,686	1,785
Loans receivable, net of allowance for loan losses of $69,798 and $77,451, respectively *	367,312	392,663
Prepaid expenses and other assets *	11,716	11,314
Receivable from CSO lenders	22,993	26,053
Receivable from payment processors*	18,789	19,105
Deferred tax assets, net	33,874	31,197
Property and equipment, net	17,601	16,159
Goodwill	16,027	16,027
Intangible assets, net	2,259	2,304

Total assets	$589,488	$570,181

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities *	$29,936	$31,390
State and other taxes payable	953	1,026
Deferred revenue	23,640	28,970
Notes payable, net *	511,265	493,478
Derivative liability	4,400	1,750

Total liabilities	570,194	556,614

STOCKHOLDERS’ EQUITY
Common stock	5	5
Convertible preferred stock; Series A	3	3
Convertible preferred stock; Series B	3	3
Accumulated other comprehensive income	1,010	1,087
Additional paid-in capital	89,627	88,854
Accumulated deficit	(71,354)	(76,385)

Total stockholders’ equity	19,294	13,567

Total liabilities and stockholders’ equity	$589,488	$570,181

*	These balances include certain assets and liabilities of a variable interest entity (“VIE”) that can only be used to settle the liabilities of that VIE. All assets of the Company are pledged as security for the Company’s outstanding debt, including debt held by the VIE.

Quarterly Revenue by Product

	Three Months Ended March 31, 2017
(dollars in thousands)	US Installment(1)	US Line of Credit(2)	Total Domestic	UK(3)	Total
Average combined loans receivable - principal(4)	$245,629	$175,617	$421,246	$43,967	$465,213
Effective APR	147%	96%	126%	229%	136%
Finance charges	$89,235	$41,771	$131,006	$24,846	$155,852
Other	$156	$359	$515	$0	$515

Total revenue	$89,391	$42,130	$131,521	$24,846	$156,367

	Three Months Ended March 31, 2016
(dollars in thousands)	US Installment(1)	US Line of Credit(2)	Total Domestic	UK(3)	Total
Average combined loans receivable - principal(4)	$229,133	$74,991	$304,124	$39,408	$343,532
Effective APR	160%	85%	142%	239%	153%
Finance charges	$91,265	$15,838	$107,103	$23,449	$130,552
Other	$33	$137	$170	$0	$170

Total revenue	$91,298	$15,975	$107,273	$23,449	$130,722

(1)	Represents loans and revenue related to our Rise product. Includes loans originated by third-party lenders through the CSO programs, which are not included in our condensed consolidated financial statements.
(2)	Represents loans and revenue related to our Elastic product.
(3)	Represents loans and revenue related to our Sunny product.
(4)	Average combined loans receivable - principal is calculated using daily principal balances. See the ‘Non-GAAP Financial Measures’ section for a reconciliation of this non-GAAP measure to the most comparable GAAP measure.

Loan Loss Reserve by Product

	Three months ended March 31, 2017
(dollars in thousands)	US Installment(1)	US Line of Credit(2)	Total Domestic	UK(3)	Total
Combined loan loss reserve(4):
Beginning balance	$53,336	$19,389	$72,725	$9,651	$82,376
Net charge-offs	(59,630)	(21,375)	(81,005)	(10,923)	(91,928)
Provision for loan losses	48,708	22,073	70,781	12,012	82,793
Effect of foreign currency	—	—	—	122	122

Ending balance	$42,414	$20,087	$62,501	$10,862	$73,363

Total combined loans receivable(4)(5)	$244,739	$181,077	$425,816	$42,846	$468,662

Combined loan loss reserve as a percentage of ending combined loans receivable	17%	11%	15%	25%	16%
Net charge-offs as a percentage of revenues	67%	51%	62%	44%	59%
Provision for loan losses as a percentage of revenues	54%	52%	54%	48%	53%

	Three months ended March 31, 2016
(dollars in thousands)	US Installment(1)	US Line of Credit(2)	Total Domestic	UK(3)	Total
Combined loan loss reserve(4):
Beginning balance	$46,635	$10,016	$56,651	$9,133	$65,784
Net charge-offs	(50,218)	(8,100)	(58,318)	(10,692)	(69,010)
Provision for loan losses	42,504	7,145	49,649	9,440	59,089
Effect of foreign currency	—	—	—	(271)	(271)

Ending balance	$38,921	$9,061	$47,982	$7,610	$55,592

Total combined loans receivable(4)(5)	$224,785	$77,224	$302,009	$39,259	$341,268

Combined loan loss reserve as a percentage of ending combined loans receivable	17%	12%	16%	19%	16%
Net charge-offs as a percentage of revenues	55%	51%	54%	46%	53%
Provision for loan losses as a percentage of revenues	47%	45%	46%	40%	45%

(1)	Represents loan loss reserve attributable to Rise for the periods ended March 31, 2017 and 2016.
(2)	Represents loan loss reserve attributable to Elastic for the periods ended March 31, 2017 and 2016.
(3)	Represents loan loss reserve attributable to Sunny for the periods ended March 31, 2017 and 2016.
(4)	Not a financial measure prepared in accordance with GAAP. See reconciliation table accompanying this release for a reconciliation of non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP.
(5)	Includes loans originated by third-party lenders through the CSO programs, which are not included in our condensed consolidated financial statements.

Customer Loan Data by Product

	Three months ended March 31, 2017
	US Installment(1)	US Line of Credit(2)	Total Domestic	UK(3)	Total
Beginning number of combined loans outstanding	121,996	89,153	211,149	78,044	289,193
New customer loans originated	12,365	20,471	32,836	20,125	52,961
Former customer loans originated	14,403	—	14,403	—	14,403
Attrition	(48,879)	(15,461)	(64,340)	(22,478)	(86,818)

Ending number of combined loans outstanding	99,885	94,163	194,048	75,691	269,739

Customer acquisition cost	$306	$150	$209	$181	$198
Average customer loan balance	$2,288	$1,852	$2,076	$523	$1,648

	Three months ended March 31, 2016
	US Installment(1)	US Line of Credit(2)	Total Domestic	UK(3)	Total
Beginning number of combined loans outstanding	118,222	36,487	154,709	68,014	222,723
New customer loans originated	16,757	7,792	24,549	16,168	40,717
Former customer loans originated	17,375	45	17,420	—	17,420
Attrition	(51,883)	(5,816)	(57,699)	(22,085)	(79,784)

Ending number of combined loans outstanding	100,471	38,508	138,979	62,097	201,076

Customer acquisition cost	$275	$167	$241	$226	$235
Average customer loan balance	$2,087	$1,968	$2,054	$581	$1,595

(1)	Represents loan activity attributable to Rise for the periods ended March 31, 2017 and 2016.
(2)	Represents loan activity attributable to Elastic for the periods ended March 31, 2017 and 2016.
(3)	Represents loan activity attributable to Sunny for the periods ended March 31, 2017 and 2016.

Non-GAAP Financial Measures

This press release and the attached financial tables contain certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA margin, combined loans receivable and combined loan loss reserve.

Adjusted EBITDA and Adjusted EBITDA margin

In addition to net income determined in accordance with GAAP, Elevate uses certain non-GAAP measures such as “Adjusted EBITDA” in assessing its operating performance. Elevate believes this non-GAAP measure serves as an appropriate measure to be used in evaluating the performance of its business.

Elevate defines Adjusted EBITDA as net income excluding the impact of income tax benefit or expense, non-operating income or expense, foreign currency transaction gain or loss associated with our UK operations, net interest expense, stock-based compensation expense and depreciation and amortization expense. Elevate defines Adjusted EBITDA margin as Adjusted EBITDA divided by revenue.

Management believes that Adjusted EBITDA is a useful supplemental measure in analyzing the operating performance of the business and provides greater transparency into the results of operations of our core business. Management uses this non-GAAP financial measure frequently in its decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods and gives an additional indication of Elevate’s core operating performance. Elevate includes this non-GAAP financial measure in its earnings announcement in order to provide transparency to its investors and enable investors to better compare its operating performance with the operating performance of its competitors.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect expected cash capital expenditure requirements for such replacements or for new capital assets;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and

•	Adjusted EBITDA does not reflect interest associated with notes payable used for funding our customer loans, for other corporate purposes or tax payments that may represent a reduction in cash available to us.

Additionally, Elevate’s definition of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

The following table presents a reconciliation of Adjusted EBITDA and Adjusted EBITDA margin to Elevate’s net income for the three months ended March 31, 2017 and 2016:

	Three months ended March 31,
(dollars in thousands)	2017	2016
Net income	$1,668	5,792
Adjustments:
Net interest expense	19,246	13,500
Stock-based compensation	702	166
Foreign currency transaction (gain) loss	(568)	1,358
Depreciation and amortization	2,608	2,633
Income tax expense	1,137	5,866
Non-operating expense	133	—

Adjusted EBITDA	$24,926	29,315

Adjusted EBITDA Margin	15.9%	22.4%

The Company’s Adjusted EBITDA guidance does not include certain charges and costs. The adjustments in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior periods, such as the impact of income tax benefit or expense, non-operating income or expense, foreign currency transaction gain or loss associated with our UK operations, net interest expense, stock-based compensation expense and depreciation and amortization expense, among others. The Company is not able to provide a reconciliation of the Company’s non-GAAP financial guidance to the corresponding GAAP measure without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.

Combined Loan Information

Elevate defines combined loans receivable – principal as loans owned by the Company plus loans originated and owned by third-party lenders pursuant to our CSO programs. In Texas and Ohio, we do not make Rise loans directly, but rather act as a Credit Services Organization (which is also known as a Credit Access Business in Texas), or, collectively, “CSO,” and the loans are originated by an unaffiliated third party. Elevate defines combined loan loss reserve as the loan loss reserve for loans owned by the Company plus the loan loss reserve for loans originated and owned by third-party lenders and guaranteed by the Company. The information presented in the tables below on a combined basis are non-GAAP measures based on a combined portfolio of loans, which includes the total amount of outstanding loans receivable that we own and that are on our condensed consolidated balance sheets plus outstanding loans receivable originated and owned by third parties that we guarantee pursuant to CSO programs in which we participate.

We believe these non-GAAP measures provide investors with important information needed to evaluate the magnitude of potential loan losses and the opportunity for revenue performance of the combined loan portfolio on an aggregate basis. We also believe that the comparison of the combined amounts from period to period is more meaningful than comparing only the amounts reflected on our condensed consolidated balance sheets since both revenues and cost of sales as reflected in our condensed consolidated financial statements are impacted by the aggregate amount of loans we own and those CSO loans we guarantee.

Our use of total combined loans and fees receivable has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Rise CSO loans are originated and owned by a third party lender; and

•	Rise CSO loans are funded by a third party lender and are not part of the VPC Facility.

As of each of the period ends indicated, the following table presents a reconciliation of:

•	Loans receivable, net, Company owned (which reconciles to our condensed consolidated balance sheets included elsewhere in this press release);

•	Loans receivable, net, guaranteed by the Company;

•	Combined loans receivable (which we use as a non-GAAP measure); and

•	Combined loan loss reserve (which we use as a non-GAAP measure).

	March 31,
(dollars in thousands)	2017	2016
Company Owned Loans:
Loans receivable – principal, current, company owned	363,336	254,607
Loans receivable – principal, past due, company owned	52,415	35,407

Loans receivable – principal, total, company owned	415,751	290,014
Loans receivable – finance charges, company owned	21,359	19,045

Loans receivable – company owned	437,110	309,059
Allowance for loan losses on loans receivable, company owned	(69,798)	(51,296)

Loans receivable, net, company owned	367,312	257,763

Third Party Loans Guaranteed by the Company:
Loans receivable – principal, current, guaranteed by company	26,888	28,556
Loans receivable – principal, past due, guaranteed by company	1,910	2,112

Loans receivable – principal, total, guaranteed by company[1]	28,798	30,668
Loans receivable – finance charges, guaranteed by company[2]	2,754	1,541

Loans receivable – guaranteed by company	31,552	32,209
Liability for losses on loans receivable, guaranteed by company	(3,565)	(4,296)

Loans receivable, net, guaranteed by company[3]	27,987	27,913

Combined Loans Receivable[3]:
Combined loans receivable – principal, current	390,224	283,163
Combined loans receivable – principal, past due	54,325	37,519

Combined loans receivable – principal	444,549	320,682
Combined loans receivable – finance charges	24,113	20,586

Combined loans receivable	468,662	341,268

Combined Loan Loss Reserve[3]:
Allowance for loan losses on loans receivable, company owned	(69,798)	(51,296)
Liability for losses on loans receivable, guaranteed by company	(3,565)	(4,296)

Combined loan loss reserve	(73,363)	(55,592)

1	Represents loans originated by third-party lenders through the CSO programs, which are not included in our condensed consolidated financial statements.
2	Represents finance charges earned by third-party lenders through the CSO programs, which are not included in our condensed consolidated financial statements.
3	Non-GAAP measure.

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